Exhibit 99.1

News

Contacts:	Bill Hughes	Darcie Peck
	Corporate Communications	Investor Relations
	(203) 319-4732	(203) 319-4766
	bhughes@imshealth.com	dpeck@imshealth.com

For Immediate Release

IMS Health Announces $750 Million Share Repurchase
and Plans to Increase Annual Dividend by 50 Percent

FAIRFIELD, CT, Jan. 31, 2006 -- IMS Health (NYSE: RX), the world’s leading provider of market intelligence to the pharmaceutical and healthcare industries, today announced that its Board of Directors authorized the company to buy 30 million IMS shares under a new stock repurchase program.

The company also announced that it has already repurchased 25 million IMS shares today through an accelerated share repurchase program. The accelerated share repurchase is in addition to 4 million shares already purchased in January 2006 through an open market program.  After both repurchases, IMS has approximately 11 million shares remaining under its current Board authorization.  The company may repurchase these remaining shares from time to time in the open market, subject to market conditions.

In addition, the company announced today that it plans to increase its annual dividend by 50 percent, from $0.08 to $0.12 per share.

“Our business continues to perform well, and today’s actions reflect our confidence in IMS’s long-term growth and profitability,” said David R. Carlucci, IMS chief executive officer and president. “The share repurchase and dividend increase represent a balanced approach to returning cash to our shareholders, while maintaining our ability to invest in our business as we have in the past.”

About IMS
Operating in more than 100 countries, IMS Health is the world's leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.8 billion in 2005 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients' day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.

Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Although IMS Health believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.  This information may involve risks and uncertainties that could cause actual results of IMS Health to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks, (ii) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and joint ventures on satisfactory terms, (iii) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, (iv) regulatory, legislative and enforcement initiatives, particularly in the areas of medical privacy and tax, (v) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health’s customers operate. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company made from time to time with the Securities and Exchange Commission.